Exhibit 5.1

April 13, 2007

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrownrowe.com

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131

Re:	BNSF Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (“BNSF”), in connection with an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of BNSF’s issuance of $650,000,000 aggregate principal amount of 5.65% Debentures due May 1, 2017 and $650,000,000 aggregate principal amount of 6.15% Debentures due May 1, 2037 (collectively, the “Debentures”). The Debentures are to be issued (1) under the Indenture, as supplemented by the First Supplemental Indenture, dated April 13, 2007, between the Company and The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, National Association, as successor in interest to The First National Bank of Chicago, as Trustee (the “Indenture”), and (2) subject to the Underwriting Agreement (the “Underwriting Agreement”), dated April 10, 2007, between the BNSF and Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several underwriters listed therein.

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3, as amended (File No. 333-130214) (the “Registration Statement”), relating to the Debentures. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the prospectus as supplemented relating to the Debentures; (iv) the Indenture; (v) the form of the Debentures; and (vi) an officers’ certificate establishing the terms of the Debentures pursuant to the Indenture. The Debentures are registered on the Registration Statement. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from BNSF or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW LLP

Burlington Northern Santa Fe Corporation

April 13, 2007

As special counsel to BNSF, we have examined originals or copies of certain documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of BNSF. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Debentures are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Debentures constitute valid and legally binding obligations of BNSF entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the captions “Validity of the Securities” and “Legal Matters” with respect to the matters stated therein.

MAYER, BROWN, ROWE & MAW LLP

Burlington Northern Santa Fe Corporation

April 13, 2007

We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York and the federal laws of the United States of America.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP

MAYER, BROWN, ROWE & MAW LLP

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.